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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed  pursuant to Section  16(a) of the  Securities  Exchange  Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


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1. Name and Address of Reporting Person

Monaco                 Michael                   P.
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   (Last)               (First)                 (Middle)

Cendant Corporation                6 Sylvan Way
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                                    (Street)

Parsippany               NJ                      07054
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   (City)               (State)                 (Zip)


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2. Date of Event Requiring Statement (Month/Day/Year)


12/15/97
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Issuer Name and Ticker or Trading Symbol

Cendant Corporation (CD)
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5 Relationship of Reporting Person to Issuer
   (Check all applicable)

   [ X ]   Director                             [   ]   10% Owner
   [ X ]   Officer (give title below)           [   ]   Other (specify below)


               Vice Chairman and Chief Financial Officer
      --------------------------------------------------------------------

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6. If Amendment, Date of Original (Month/Year)


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             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr.5)
------------------------------------------------------------------------------------------------------------------------------------


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   No Securities owned
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                           (Print or Type Responses)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      7. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Security     Exer-      tion                                   of               Derivative     (I)            Ownership
   (Instr. 4)            cisable    Date            Title                  Shares           Security       (Instr.5)      (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
Option to Purchase       12/17/97  1/16/07          Common Stock           1,441,860        25.4358         D
     Common Stock
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Option to Purchase       12/17/97  04/30/07         Common Stock           360,465          23.8754         D
     Common Stock
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Option to Purchase       1/1/99*   12/17/07         Common Stock           545,000          30.3750        D
     Common Stock
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====================================================================================================================================

Explanation of Responses:
* Twenty-five percent of the aggregate number of shares subject to the option become exercisable on January 1, 1999 and an additional twenty-five percent each succeeding January 1.

/s/ Eric J. Bock                                              12/23/97
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient. See Instruction 6 for procedure.

                               POWER OF ATTORNEY
                              For Executing Form 3

     KNOW ALL BY THESE PRESENTS, that the undersigned hereby constitutes and appoints each of James E. Buckman, Jeanne M. Murphy and Eric J. Bock or any of them, each acting alone, his true and lawful attorney-in-fact to:

     (1) execute for and on behalf of the undersigned a Form 3 relating to the securities of Cendant Corporation, in accordance with Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder;

     (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete the execution of such Form 3 and the timely filing of such form with the United States Securities and Exchange Commission and any other authority as fully to all intents and purposes as the undersigned might or could do if personally present, hereby ratifying and confirming all that such attorney-in-fact shall lawfully do or cause to be done by virtue of this Power of Attorney and the rights and powers herein granted.

     The undersigned acknowledges that each of the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

     IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 23rd day of December, 1997.


                                             By:  /s/ Michael P. Monaco
                                                  Michael P. Monaco